EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8, No.                     ) pertaining to the Eaton Corporation Incentive Compensation Deferral Plan of our reports dated February 10, 2006, with respect to the consolidated financial statements of Eaton Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Eaton Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Eaton Corporation, filed with the Securities and Exchange Commission.
ERNST & YOUNG LLP
Cleveland, Ohio

August 2, 2006